Exhibit 10.4.4

UNIFIED WESTERN GROCERS, INC.

EXECUTIVE SALARY PROTECTION PLAN II

(Amended and Restated effective as of January 1, 2003)

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ARTICLE 1

PURPOSE

This Plan is designed to provide retirement benefits for certain eligible Employees and their beneficiaries. The Plan is intended to be a “top hat” plan providing benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.

ARTICLE 2

DEFINITIONS

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of the Plan.

“Actuarial Equivalent” shall mean an amount having equal value when computed on a basis using the Applicable Interest Rate and/or the Applicable Mortality Rate as follows:

(a) “Applicable Interest Rate” is the interest rate for immediate annuities used by the Pension Benefit Guaranty Corporation in determining the present value of the lump sum equivalent on plan termination that is in effect on the first day of the month preceding the month in which the Participant’s distribution commences.

(b) “Applicable Mortality Table” is the same mortality table specified under the definition of Actuarial Equivalent in the Retirement Plan.

“Administrator” shall mean the benefits committee that has been appointed by the Board to administer the Plan.

“Beneficiary” shall mean a person or persons designated by the Participant to receive the unpaid portion of the Participant’s Supplement Retirement Benefit in the event of his or her death. If the Participant fails to designate a beneficiary, then the Participant’s spouse shall receive the unpaid portion of his or her Supplement Retirement Benefit. If the Participant did not have a spouse on his or her death, then the Participant’s estate shall receive the unpaid portion of his or her Supplement Retirement Benefit.

“Board” shall mean the board of directors of the Company.

“Change of Control” shall mean any of the following: (i) the acquisition by any person, entity, or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, of beneficial ownership of more than 50% of the outstanding Class A Shares of the Company; (ii) if the individuals who on January 1, 2003 serve on the Board no longer constitute a majority of the members of the Board; provided, however that any person who becomes a director subsequent to January 1, 2003 who was elected to fill a vacancy by a majority of the Company’s members shall be considered as if a member on January 1, 2003; and (iii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Unified Western Grocers, Inc.

“Compensation” shall have the following alternative meanings:

(a) For purposes of calculating “Final Pay”, the term “Compensation” shall mean the sum of the Participant’s annualized base salary, plus car allowance, earned by the Participant during a calendar year. A Participant’s car allowance shall be deemed to be $12,000 for the 1994 calendar year. This amount shall be increased by 4% for each year thereafter.

(b) For purposes of calculating “Final Average Pay”, the term “Compensation” shall mean the sum of the Participant’s annualized base salary, bonuses, plus car allowance, earned by the Participant during a calendar year. A Participant’s car allowance shall be deemed to be $12,000 for the 1994 calendar year. This amount shall be increased by 4% for each year thereafter.

“Employee” shall mean any person who is classified by the Employer as a common-law employee of the Employer.

“Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Final Average Pay” shall mean the average of the Compensation that the Participant earned during any five calendar years out of the ten calendar years, including the current year, whether whole or partial years, preceding the Participant’s Termination Date that yields the highest average.

“Final Pay” shall mean the highest Compensation that the Participant earned during the three calendar years, including the current year, whether whole or partial years, preceding the Participant’s Termination Date.

“Normal Retirement Benefit” shall mean an amount equal to the annual benefits that would be paid to the Participant if the Participant qualified for an accrued benefit under the Retirement Plan and he or she elected to receive such benefit in the form of a single life annuity beginning on the Participant’s 62nd birthday, even if the Participant’s actual age on his or her Termination Date is greater than age 62.

“Officer” shall mean any Employee who has been designated by the board of directors of the Employer to be a Vice President of the Employer or higher officer of the Employer.

“Participant” shall mean any Employee who is entitled to receive a benefit under the Plan.

“Plan” shall mean the Unified Western Grocers, Inc. Executive Salary Protection Plan II, as amended and restated effective as of January 1, 2003.

“Supplemental Retirement Benefit” shall mean the benefit provided for in Section 4.1 below, reduced by Section 4.2, if applicable.

“Termination Date” shall mean the date on which a Participant ceases to be an Employee for any reason, including but not limited to, lay off or death.

“Retirement Plan” shall mean the Unified Western Grocers, Inc. Cash Balance Plan.

“Vesting Percentage” shall have the following alternative meanings:

(a) For those Participants who first became a participant in the Plan on or before January 1, 2003, the term “Vesting Percentage” shall have the following meaning:

Years of Service	Vesting Percentage
Less than 3	0%
3 or more	100%

(b) For those Participants who first became a participant in the Plan after January 1, 2003, the term “Vesting Percentage” shall have the following meaning:

Years of Service	Vesting Percentage
Less than 3	0%
3 years or more but less than 4	50%
4 years or more but less than 5	75%
5 or more	100%

(c) Notwithstanding the foregoing, if a Participant incurs a Termination Date on or after attaining age 62 and had at least three Years of Service on the Termination Date, then the Participant’s Vesting Percentage shall be 100%. Also, if a Participant incurs a Termination Date within one year following a Change of Control, then such Participant’s Vesting Percentage shall be 100%.

“Year of Service” shall have the following alternative meanings:

(a) For those Participants who became a participant in the Plan prior to January 1, 1999, the term “Year of Service” shall mean each full year in which the Participant was an Employee. Notwithstanding the foregoing, if a Participant ceases being an Officer, then any employment after such date shall be disregarded for purposes of determining the Participant’s Years of Service. For purposes of this definition, a full year in which a Participant was an Employee shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year, commences on the date that the Participant become an Employee, and that, for any subsequent year, commences on an anniversary of such date. If a Participant incurs a Termination Date and is subsequently rehired as an Employee, then any employment prior to such rehire date shall be disregarded for purposes of determining the Participant’s Years of Service. Any partial year of employment shall not be counted. For purposes of this definition, the Participant’s Years of Service shall terminate upon the earlier to occur of the following: (i) six months following the date the Participant becomes disabled; (ii) upon commencement of a long-term disability benefit from a Company sponsored plan; or (iii) upon a Termination Date.

(b) For those Participants who first became a participant in the Plan on or after January 1, 1999, the term “Year of Service” shall mean each full year in which the Participant was an Officer. For purposes of this definition, a full year in which the Participant was an Officer shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year, commences on the date that the Participant became an Officer, regardless whether such date occurs on, before or after January 1, 1999, and that for any subsequent year, commences on an anniversary of such date. If the Participant incurs a Termination Date and is subsequently rehired as an Officer, then any employment as an Officer prior to such rehire date shall be disregarded for purposes of determining the Participant’s Years of Service. Any partial year in which the Participant has been an Officer shall not be counted as a Year of Service. For purposes of this definition, the Participant’s Years of Service shall terminate upon the earlier to occur of the following: (i) six months following the date the Participant becomes disabled; (ii) upon commencement of a long-term disability benefit from a Company sponsored plan; or (iii) upon a Termination Date.

(c) Notwithstanding the foregoing, if a Participant incurs a Termination Date within one year of a Change of Control, then such Participant shall be credited with: (i) an additional three Years of Service; or (ii) the number of years of service provided for in the Participant’s employment agreement or severance agreement (if any), which ever is greater.

ARTICLE 3

ELIGIBILITY

All Employees shall become participants in the Plan as of the date on which such Employee becomes an Officer. If the Participant ceases being an Officer, then such Participant shall cease accruing any additional Supplemental Retirement Benefits under the Plan.

ARTICLE 4

SUPPLEMENTAL RETIREMENT BENEFIT

4.1 Amount of Supplemental Retirement Benefit. A Participant’s Supplemental Retirement Benefit shall equal a 15 year certain annuity. The annual benefit amount of this annuity shall equal the following:

(a) If the Participant first became a participant in the Plan on or before January 1, 2003, then such Participant’s annual benefit amount shall equal the greater of the amount calculated under Subsection (c) or (d) below. Notwithstanding the foregoing, if a Participant incurred a Termination Date prior to January 1, 2003, then such Participant’s benefits shall be provided for in the prior Plan document(s).

(b) If the Participant first became a participant in the Plan after January 1, 2003, then such Participant’s annual benefit amount shall equal the amount calculated under Subsection (d) below.

(c) The Participant’s annual benefit amount shall equal the product of the following:

(((Years of Service, limited to 13 x Final Pay x 5%) + (Years of Service in excess of 13 x Final Pay x 1%)) – Normal Retirement Benefit) x Vesting Percentage

(d) The Participant’s annual benefit amount shall equal the product of the following:

(((Years of Service, limited to 15 x Final Average Pay x 4 1/3%) + (Years of Service in excess of 15 x Final Average Pay x 1%)) – Normal Retirement Benefit) x Vesting Percentage

4.2 Reduction of Supplemental Retirement Benefit.

(a) If the Participant’s Supplemental Retirement Benefit is based on the annual benefit amount calculated pursuant to Subsection 4.1(c) above, then such annual benefit amount shall be reduced by 3% for each year (or pro-rata for any partial year) that the Participant’s benefit commencement date occurs prior to the date on which the Participant attains age 62.

(b) If the Participant’s Supplemental Retirement Benefit is based on the annual benefit amount calculated pursuant to Subsection 4.1(d) above, then such annual benefit amount shall be reduced by the product of the following:

(i) 75, less the sum of the Participant’s age (years and full months) on the date on which the benefits commence, and Years of Service on the Participant’s Termination Date; and

(ii) 3%.

(c) Notwithstanding the foregoing, if a Participant incurs a Termination Date on or after attaining age 65 and has at least three Years of Service on such Termination Date, then the Participant’s annual benefit amount shall not be reduced by this Section 4.2.

4.3 Alternative Forms of Benefit Payments.

(a) A Participant may elect to receive the Actuarial Equivalent of his or her Supplemental Retirement Benefit in the form of: (i) a five year certain annuity; (ii) ten year certain annuity; or (iii) an annuity for the life of the Participant; provided, that such election is made at least 12 months prior to the Participant’s Termination Date. Notwithstanding the foregoing, if a Participant elects, prior to (but within one year of) his or her Termination Date, to receive his or her benefits in any one of the forms as provided in (i), (ii) and (iii) above, then the Participant’s benefits shall be paid in the form elected, but shall be reduced by 10%.

(b) The election in (a)(iii) above must be consented to in writing by the electing Participant’s spouse before the election is valid. Such an election shall be made in accordance with the Administrator’s rules and procedures as may be in effect from time to time.

4.4 Commencement of Benefit Payments. The Company shall begin paying the Participant or Beneficiary (if applicable) his or her Supplemental Retirement Benefit, less any applicable payroll, withholding or other taxes, within 90 days after the Termination Date. Notwithstanding the foregoing, the Participant may elect to defer the receipt of his or her Supplemental Retirement Benefit to a future date; provided, that such election is made at least 12 months prior to the Participant’s Termination Date.

4.5 Change of Form of Benefit Payments. At any time following three full years following the time that a Participant commences to receive his or her Supplemental Retirement Benefit, a Participant may elect to receive the amount yet to be paid in the form of a lump sum calculated as the Actuarial Equivalent of the benefit yet to be paid to the Participant, but further reduced by 10%.

4.6 Benefit Payments to Beneficiaries.

(a) In the event of the death of a Participant, after benefit payments to the Participant have begun, the amount remaining to be paid shall be paid to the Participant’s Beneficiary in the same form, and payable at the same time, as if the Participant were still living, or the Beneficiary may elect to receive the amount remaining in the form of a lump sum in accordance with Section 4.5 above when the three year payment requirement has been satisfied.

(b) In the event of the death of a Participant prior to such time as benefit payments have begun, then the Participant’s Beneficiary may receive the Participant’s Supplemental Retirement Benefit in the form elected by the Participant, or the Beneficiary may elect to receive this benefit in the form of a lump sum in accordance with Section 4.5 above when the three year payment requirement has been satisfied.

4.7 Forfeiture of Benefits. If a Participant engages, directly or indirectly (either as principal, agent, employee, consultant, stockholder, partner, or in any other individual or representative capacity), in any business activity within the Company’s area of business which is competitive with any business conducted by the Company as of the Participant’s Termination Date, and if in the opinion of the Administrator, the Participant would reasonably be expected to utilize any confidential information (such as Company trade secrets including business records, actual and prospective customer and supplier lists, and the like) concerning the Company in connection with such business activity, then any payments due to the Participant from the Plan shall be forfeited, and as a result neither the Company, the Administrator, nor the trustee of a trust shall be liable to pay the Participant, or any Beneficiary, any benefit under the Plan.

4.8 Benefits Unfunded. The benefits payable under the Plan shall be paid by the Company out of its general assets and shall not be otherwise specifically funded in any manner. Nothing herein contained shall preclude the creation of a bookkeeping or other reserve for benefits payable through the use of a trust.

ARTICLE 5

TRUST

5.1 Establishment of a Trust. The Company shall establish a trust, and shall transfer over to such trust such assets as it determines, in its sole discretion, are necessary to provide for the Company’s future liabilities created under this Plan.

5.2 Interrelationship of the Plan and a Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of such trust shall govern the rights of the Participants and the creditors of the Company to the assets transferred to such trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company’s obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of such trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 6

ADMINISTRATION

6.1 Duties of Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall attempt to cause them to be paid by the Company accordingly.

6.2 Finality of Decisions. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive as to all persons, and the Administrator shall not be subject to individual liability with respect to the Plan. Without limiting the generality of this Section, the Administrator shall have the discretionary authority to determine the amount of the benefits and to construe the terms of the Plan.

ARTICLE 7

CLAIMS PROCEDURES

7.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant or duly authorized representative of either (such Participant or Beneficiary or duly authorized representative being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the benefit determination desired by the Claimant.

7.2 Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, but not later than 90 days after receipt of the claim by the Plan, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. Once the benefit determination is made in accordance with the foregoing, the Administrator shall notify the Claimant in writing:

(a) that the Claimant’s requested benefit determination has been made, and that the claim has been allowed in full; or

(b) that the Administrator has reached a conclusion adverse, in whole or in part, to the Claimant’s requested benefit determination. The Administrator’s notice of adverse benefit determination must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) the specific reason(s) for the adverse benefit determination;

(ii) reference to the specific provisions of the Plan upon which such adverse benefit determination was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) a description of the Plan’s claim review procedures set forth in Section 7.3 below and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Administrator of an adverse benefit determination, a Claimant may file with the Board a written request for a review of such adverse determination. Thereafter, but not later than 30 days after the review procedure began, the Claimant:

(a) may submit written comments, documents, records, and other information relating to the claim for benefits;

(b) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and/or

(c) may request a hearing, which the Board, in its discretion, may grant.

The Board shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.4 Decision on Review. The Board shall render its decision on review within a reasonable time, and not later than 60 days after the receipt of the Claimant’s review request, unless a hearing is held or other special circumstances require additional time, in which case the Board’s decision must be rendered within 120 days after the receipt of the Claimant’s review request. If the Board determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render the benefit determination on review. The Board’s decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) reference to the specific Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(d) a statement of the Claimant’s right to bring an action under ERISA Section 502(a) concerning an adverse benefit determination; and

(e) such other matters as the Board deems relevant.

For purposes of this Article, a document, record, or other information shall be considered “relevant” to a Claimant’s claim if such document, record, or other information was relied upon in making the benefit determination; was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or demonstrates compliance with the administrative processes and safeguards required under ERISA in making the benefit determination.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Amendment and Termination. While the Company intends to maintain the Plan for as long as necessary, the Company reserves the right to amend and/or fully or partially terminate the Plan at any time for whatever reasons the Company may deem appropriate.

8.2 Contractual Obligation. Notwithstanding Section 8.1 above, the Company hereby makes a contractual commitment to pay the benefits accrued under the Plan.

ARTICLE 9

ACCELERATED PAYMENTS

9.1 Accelerated Distribution in Certain Events.

(a) If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Administrator for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, the Participant shall receive an amount equal to the taxable portion of his or her benefit which amount shall not exceed a Participant’s unpaid benefits under the Plan. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b) If a trust terminates and benefits are distributed from a trust to a Participant in accordance with such trust, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

ARTICLE 10

MISCELLANEOUS

10.1 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

10.2 Plan Binding On Successors. The Plan shall be binding upon and inure to the benefit of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), and such successor shall assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform as if no such succession had occurred.

10.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.4 Assignment. The benefits payable under this Plan to any Participant or Beneficiary are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance and are not subject to any claim, attachment, garnishment or levy by any creditor.

10.5 Law Applicable. Subject to ERISA, this Plan shall be governed by the laws of the State of California without regard to its conflicts of law principles.

10.6 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.7 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

IN WITNESS WHEREOF, the Company, by its duly authorized officers, have executed this Plan effective as of January 1, 2003.

UNIFIED WESTERN GROCERS, INC

By:
Dated: , 2003		Alfred A. Plamann, President & Chief Executive Officer

By:
Dated: , 2003		Robert M. Ling, Jr. Executive Vice President & General Counsel